Exhibit 23.1

Kramer Wiseman and Associates, LLP

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors
SportsQuest, Inc.

We consent to the use in this Annual Report of SportsQuest, Inc. of our report dated September 15, 2008 on the consolidated balance sheets of SportsQuest, Inc. as of May 31, 2008 and the consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended.

/s/ Kramer Wiseman and Associates, LLP

Kramer Wiseman and Associates, LLP

Davie, Florida
September 15, 2008